Item 7A. Quantitative and Qualitative Disclosures About Market Risk
     The following table contains information about our cash held in money market accounts, principal amounts outstanding on loans held in our portfolio, principal amounts payable on senior indebtedness relating to loans and long-term debt secured by real estate owned and the principal amount outstanding on our lines of credit and credit facility as of December 31, 2005. The presentation, for each category of information, includes the assets and liabilities by their maturity dates for maturities occurring in each of the years 2006 through 2010 and the aggregate of each category maturing thereafter. None of these instruments has been entered into for trading purposes.

	2006	2007	2008	2009	2010	Thereafter	Total
Interest earning assets:
Money market accounts	$71,419,877						$71,419,877
Average interest rate	3.75%						3.75%
Fixed rate first mortgages	185,325,794	62,811,626	—	—	—	—	248,137,420
Average interest rate	8.1%	8.2%	—	—	—	—	8.1%
Variable rate first mortgages	65,273,871	36,820,559	73,866,426				175,960,856
Average interest rate	8.5%	9.2%	8.5%				8.6%
Fixed rate mezzanine loans	64,167,600	19,133,475	8,084,002	17,026,986	9,277,768	147,610,183	265,300,014
Average interest rate	13.5%	13.1%	11.9%	13.0%	12.3%	11.8%	12.4%
Variable rate mezzanine loans	—	15,858,706	10,000,000				25,858,706
Average interest rate	—	10.4%	9.7%				10.1%
Interest bearing liabilities:
Fixed rate senior indebtedness related to loans	19,000,000	35,000,000	—	—	—	—	54,000,000
Average interest rate	4.9%	6.0%	—	—	—	—	5.6%
Variable rate senior indebtedness related to loans	7,500,000	5,000,000	—				12,500,000
Average interest rate	7.1%	6.5%	—				6.9%
Long-term debt secured by consolidated real estate interests	186,498	198,066	1,086,118	191,497	202,924	8,253,408	8,118,511
Average interest rate	6.9%	6.9%	7.4%	5.7%	5.7%	5.7%	6.9%
Unsecured credit facility	—	—	240,000,000	—	—	—	240,000,000
Average interest rate	—	—	6.2%	—	—	—	6.2%
Secured lines of credit	22,400,000	—	—	—	—		22,400,000
Average interest rate	6.6%	—	—	—	—		6.6%
Market Risk
     Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, equity prices and real estate values. At December 31, 2005, $513.4 million of our real estate loans were at fixed rates. At December 31, 2005, our credit facility, lines of credit and credit lines and $12.6 million of the senior indebtedness related to our loans were subject to floating interest rates. As a result, our primary market risk exposure is the effect of changes in interest rates on the interest cost of outstanding draws on our lines of credit and floating-rate borrowings. From time to time, we may enter into interest rate swap agreements for our floating rate debt to manage our interest rate risk.
     Changes in interest rates may also affect the value of our investments and the rates at which we reinvest funds obtained from loan repayments. As interest rates increase, although the interest rates we obtain from reinvested funds will generally increase, the value of our existing loans at fixed rates will generally tend to decrease. As interest rates decrease, the amounts available to us for investment from repayment of our loans may be re-invested at lower rates than we had obtained on the repaid loans. However, the value of our fixed rate investments will generally increase as interest rates decrease. We may have some market risk exposure relating to the effect of changes in interest rates on our loans that have floating rates.
     Under current market conditions, we do not believe that our risk of material potential losses in future earnings, fair values and/or cash flows from near-term changes in market rates that we consider reasonably possible is material.
     The following tables describe the carrying amounts and fair value estimates of our fixed and variable rate real estate loans, fixed and variable rate senior indebtedness relating to loans and long term debt secured by consolidated real estate interests as of December 31, 2005 and 2004. These accounts have been valued by computing the present value of expected future cash in-flows or out-flows, using a discount rate that is equivalent to the estimated current market rate for each asset or liability, adjusted for credit risk.
     For cash and cash equivalents, the book value of $71.6 million and $11.0 million as of December 31, 2005 and 2004, respectively, approximated fair value. The book value of restricted cash of $20.9 million and $22.9 million approximated fair value at December 31, 2005 and 2004, respectively. The book value of the unsecured line of credit ($240.0 million at December 31, 2005) and of the aggregate outstanding balance of the secured lines of credit of $22.4 million and $49.0 million at December 31, 2005 and 2004, respectively, approximated the fair value of the amounts outstanding.

	At December 31, 2005
	Carrying	Estimated	Discount
	Amount	Fair Value	Rate
Fixed rate first mortgages	$248,137,000	$249,200,000	7.75%
Variable rate first mortgages	175,961,000	178,713,000	7.75%
Fixed rate mezzanine loans	265,300,000	282,551,000	10.0%
Variable rate mezzanine loans	25,859,000	25,903,000	10.0%
Fixed rate senior indebtedness relating to loans	54,000,000	53,885,000	5.9%
Variable rate senior indebtedness relating to loans	12,500,000	12,644,000	5.9%
Long-term debt secured by consolidated real estate interests	8,119,000	7,802,000	6.75%

	At December 31, 2004
	Carrying	Estimated	Discount
	Amount	Fair Value	Rate
Fixed rate first mortgages	$196,561,000	$198,049,000	8.5%
Variable rate first mortgages	37,270,000	37,107,000	7.5%
Mezzanine loans	257,478,000	257,930,000	12.5%
Fixed rate senior indebtedness relating to loans	31,165,000	31,973,000	5.25%
Variable rate senior indebtedness relating to loans	20,140,000	20,116,000	5.25%
Long-term debt secured by consolidated real estate interests	8,294,000	8,290,000	5.9%
     Our fixed rate interest earning assets increased $59.4 million from December 31, 2004 to December 31, 2005, and our variable rate interest earning assets increased $164.6 million for that same period. Our variable rate interest bearing liabilities increased $205.8 million from December 31, 2004 to December 31, 2005. As discussed above in Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” the reasons for these increases are the continued growth of our core business of making mezzanine and bridge loans from 2004 to 2005 and our increased use of leverage from 2004 to 2005.
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